Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.
______________________________________

FIRST: The name of this corporation is: McCormick & Schmick’s Seafood Restaurants, Inc. (the “Corporation”).

SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is: 160 Greentree Drive, Suite 101, Dover, DE 19904, County of Kent; and the name of the registered agent of the Corporation in the State of Delaware at such address is: National Registered Agents, Inc.

THIRD: The nature of the business and of the purposes to be conducted and promoted by the Corporation is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The aggregate number of shares of stock that the Corporation shall have authority to issue is One-Hundred (100) shares of Common Stock, par value $0.01 per share.

FIFTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SIXTH: The original Bylaws of the Corporation shall be adopted by the incorporator; thereafter, in furtherance and not in limitation of the powers conferred by statute, the power to make, alter, or repeal the Bylaws, and to adopt any new Bylaw, shall be vested in the Board of Directors.

SEVENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this article shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Delaware General Corporation Law. If after approval by the stockholders of this article the Delaware General Corporation Law is amended to authorize corporate action further limiting the personal liability of directors, the liability of a director of the Corporation shall be limited to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of the provisions of this article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of the repeal or modification.

EIGHTH: The Corporation shall indemnify to the fullest extent not prohibited by law any current or former director, executive officer or other officer designated by the Board of Directors of the Corporation who is made, or threatened to be made, a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay for or reimburse the reasonable expenses incurred by any such current or former director, executive officer or other designated officer in any such proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (i) the person’s good faith belief that the person is entitled to indemnification under this article and (ii) the person's agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification under this article. No amendment to this article that limits the Corporation’s obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the effective date of the amendment. This article shall not be deemed exclusive of any other provisions for indemnification or advancement of expenses of directors, officers, employees, agents and fiduciaries that may be included in any statute, bylaw, agreement, general or specific action of the Board of Directors, vote of stockholders or other document or arrangement. For purposes of this article, “executive officer” includes the chief executive office, chief financial officer, president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance) or any other officer who performs a policy making function.